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                      KAMAN CORPORATION AND SUBSIDIARIES
             EXHIBIT 11 - EARNINGS PER COMMON SHARE COMPUTATION
                   (In thousands except per share amounts)

                                   For the Three Months  For the Nine Months
                                   Ended September 30,   Ended September 30,
                                   --------------------  ------------------
                                       1996      1995       1996     1995
                                       ----      ----       ----     ----
Primary:
  Net earnings applicable to
    common stock                     $  4,905  $ 3,642   $ 13,661  $ 11,997
                                     ========  =======   ========  ========
  Weighted average number
    of common shares outstanding       18,642   18,367     18,575    18,299
  Weighted average shares
    issuable on exercise of
    dilutive stock options                 83      195        112       194
                                     --------  --------  --------  --------
    Total                              18,725   18,562     18,687    18,493
                                     ========  ========  ========  ========
  Net earnings per common share
    - primary                        $    .26  $   .20   $    .73  $    .65
                                     ========  ========  ========  ========
Fully diluted:
  Net earnings applicable to
    common stock                     $  4,905  $ 3,642   $ 13,661  $ 11,997
  Elimination of interest expense
    on 6% subordinated convertible
    debentures(net after taxes)           286      299        857       896
  Elimination of preferred stock
    dividend requirement                  929      929      2,787     2,787
                                     --------  -------   --------  --------
  Net earnings (as adjusted)         $  6,120  $ 4,870   $ 17,305  $ 15,680
                                     ========  =======   ========  ========
  Weighted avg. no. of shares out-
    standing including shares
    issuable on exercise of
    stock options                      18,725   18,562     18,687    18,493
  Shares issuable on conversion of
    6% subordinated convertible
    debentures                          1,421    1,421      1,421     1,421
  Shares issuable on conversion of
    Series 2 preferred stock            4,552    4,552      4,552     4,552
  Additional shares using ending
    market price instead of average
    market on treasury method use
    of stock option proceeds               27        -         14         8
                                     --------  -------   --------  --------
    Total                              24,725   24,535     24,674    24,474
                                     ========  =======   ========  ========
 Net earnings per common share
    - fully diluted                 $     .25  $   .20   $    .70  $    .64
                                     ========  =======   ========  ========
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